UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
   PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 1, 2012

HILLS BANCORPORATION
(Exact name of Registrant as specified in its charter)

Commission File Number 0-12668

Iowa	42-1208067
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employee Identification No.)

131 Main Street, Hills, Iowa 52235
(Address of principal executive office)

Registrant's telephone number, including area code:  (319) 679-2291

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers

As previously reported in the Current Report on Form 8-K filed by Hills Bancorporation (the “Company”) on July 16, 2012, James G. Pratt has retired from his role as  Secretary, Treasurer and Chief Financial Officer of the Company and its wholly-owned subsidiary, Hills Bank and Trust Company (the “Bank”), effective October 31, 2012.   The previously announced appointment of Shari J. DeMaris to succeed Mr. Pratt as Secretary, Treasurer and Chief Financial Officer of the Company and Chief Financial Officer of the Bank is effective as of November 1, 2012.

Ms. DeMaris, age 43, is currently Senior Vice President and Director of Finance of the Bank. Ms. DeMaris joined the Bank in August of 2005 as its Director of Financial Reporting and Internal Audit. Ms. DeMaris was promoted to Senior Vice President, Director of Finance in December of 2008. Ms. DeMaris is an inactive holder of the Certified Public Accountant certification.

The Company has not entered into any written employment agreement with Ms. DeMaris, who, effective November 1, 2012, will receive a base salary of $180,000 per year in connection with this appointment and will participate in the Company’s 2010 Stock Option and Incentive Plan, as well as in all group plans applicable to employees in general, including heath care, life and disability insurance plans, and the Company’s Employee Stock Ownership Plan.

Ms. DeMaris has no family relationship with any director or executive officer of the Company or any of its affiliated subsidiaries.  Since the beginning of the Company’s last fiscal year, neither Ms. DeMaris nor any member of her immediate family have been customers of, or have had transactions in excess of $120,000 with the Company or any of its affiliated subsidiaries which would be reportable under Item 404(a) of SEC Regulation S-K, except with respect to loans made by the Bank in its ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than the normal risk of collectability or present other unfavorable features.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILLS BANCORPORATION

Date: November 2, 2012	/s/ Dwight O. Seegmiller
Dwight O. Seegmiller, Director, President and Chief Executive Officer